Exhibit 8.2

[LETTERHEAD OF DAVIS POLK & WARDWELL LLP]

May 7, 2013

Re:	AU Optronics Corporation American Depositary Shares Offering Representing Common Shares

AU Optronics Corporation

1 Li-Hsin Road 2

Hsinchu Science Park

Hsinchu, Taiwan

Republic of China

Dear Ladies and Gentlemen:

We are acting as United States counsel to AU Optronics Corporation, a corporation organized under the laws of the Republic of China (the “Company”), in connection with the Prospectus Supplement (the “Prospectus Supplement”) filed on the date hereof with the United States Securities and Exchange Commission pursuant to Rule 424(b)(2) under the United States Securities Act of 1933. The Prospectus Supplement relates to the Company’s Registration Statement on Form F-3 filed with the United States Securities and Exchange Commission on May 2, 2013 (File No. 333-188283) (the “Registration Statement”) and has been filed in connection with the Company’s offering of American depositary shares representing common shares. We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of this opinion.

We hereby confirm our opinion set forth under the caption “Taxation — United States Federal Income Tax Considerations for United States Holders” in the Prospectus Supplement.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the caption “Taxation” in the Prospectus Supplement and to the filing, as an exhibit to the Registration Statement, of this opinion.

In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP